EX-35 (c)
AURORA LOAN SERVICES

Depositor:              Lares Asset Securitization, Inc
                        Christopher Zyda Luminent 2006-7
                        101 California St., 13th Floor
                        San Francisco, California 94111

Master Servicer:        Wells Fargo Bank, N.A.
                        Kimberly J. Wiggins
                        9062 Old Annapolis Road
                        Columbia, MD 21045

Trustee:                HSBC Bank USA, N.A.
                        Attention: Issuer Services Luminent 2006-7
                        452 5th Avenue
                        New York, NY 10018

Subject:                Annual Officer's Certification

Fiscal Year:            2006
Investor Code:          F93
Investor Name:          Luminent 2006-7


I, Terry Gentry, the undersigned, a duly authorized officer of Aurora Loan Services LLC (the "Servicer"), do certify the following for the Calendar Year 2006:

1. A review of the activities of the Servicer during the preceding calendar year (or portion thereof) and of its performance under the Agreement for such period has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material aspects throughout 2006 (or applicable portion thereof), or, if there has been a failure to fulfill any such obligation in any material respect, I have specifically identified to the Master Servicer, the Depositor, and the Trustee each such failure known to me and the nature and status thereof, including the steps being taken by the Servicer to remedy such default.

Certified by: AURORA LOAN SERVICES LLC

By:     /s/Terry L. Gentry
Name:   Terry L. Gentry
Title:  Managing Director